Exhibit 10.1


                                                      Adopted February 19, 2009






                                TIME WARNER INC.
                  ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS


1.       Purpose.

         The purpose of the Time Warner Inc. Annual Incentive Plan for Executive Officers (hereinafter the "Plan") is to provide for the payment of annual cash bonuses and restricted stock units to certain executive officers of the Company that qualify as performance-based compensation under Section 162(m) of the Code and would be deductible by the Company.

2.       Definitions.

         The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

             2.1 "Adjusted Net Income" shall mean income (loss)from continuing operations as defined by GAAP, excluding the following:
       (a) noncash impairments of goodwill, intangible and fixed assets and investments, (b) gains and losses on sales of operating assets and investments, (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, (d) amounts related to securities litigation and government investigations, (e) restructuring charges or reductions in restructuring charges greater than $25 million,
       (f) reserves larger than $25 million established in connection with litigation, tax audits and similar governmental proceedings,
       (g) recoveries greater than $25 million in litigation and similar proceedings, (h) gains or losses recognized from the forgiveness of debt,
       (i)gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits, and (j) the impact of taxes on the items described in (a) through (i). This performance measure is intended to follow closely the method for determining Adjusted Net Income by Bloomberg as of February 12, 2009.

             2.2 "Annual Bonus" means the annual cash bonus payable to a Participant pursuant to the Plan with respect to any calendar year.

             2.3 "Awards" means the incentive awards made annually pursuant to the Plan, which may be in the form of an Annual Bonus, a grant of RSUs or a combination of the two.

             2.4  "Board" means the Board of Directors of the Company.

             2.5 "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

             2.6 "Committee" means the Compensation and Human Development Committee of the Board, and any successor thereto.

             2.7 "Company" means Time Warner Inc., a Delaware corporation, and any successor thereto.

             2.8 "GAAP" shall mean generally accepted accounting principles applicable to the Company as in effect from time to time.

             2.9 "Participant" means those executive officers of the Company and its affiliates as the Committee shall designate to participate in the Plan for any calendar year prior to the beginning of each such calendar year, or at such later time as may be permitted by the Code and the Regulations.

             2.10  "Plan" has the meaning ascribed thereto in Section 1.

             2.11  "Regulations" shall mean the rules and regulations under
          Section 162(m) of the Code.

             2.12 "RSUs" shall mean restricted stock units approved and designated by the Committee as being an Award pursuant to the Plan, but issued from an equity plan of the Company approved by the stockholders of the Company. RSUs represent the contingent right to receive shares of the Company's common stock, par value, $0.01 per share (the "Company Common Stock"). Following payment pursuant to the Plan, RSUs will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of an RSU shall be equal to the closing price of the Company Common Stock, as reported on the Composite Tape of the NYSE (or the closing price on the primary exchange for the Company Common Stock if the Company Common Stock is not listed on the NYSE), on the date of grant.

3.       Amounts Available for Awards.

             3.1 The Committee may make an Award to a Participant under the Plan if the Company generates positive Adjusted Net Income for the applicable year. Subject to the other provisions of this Section 3, the Awards under the Plan with respect to any year shall not exceed the limitations specified in Section 3.2 of the Plan.

             3.2 The Committee has sole authority to determine the amount of any Award. The maximum Award payable to a Participant with respect to a year is 1.5% of the Company's Adjusted Net Income for such year, but not more than $20 million.

                    The Committee has authority to exercise discretion within
               the above maximum in determining the amount of individual Awards and may give consideration to the contribution made by the Participant to achievement of the Company's established objectives and such other matters as it shall deem relevant in exercising such discretion.

             3.3 The Committee has the authority to determine whether an Award will be in the form of an Annual Bonus, RSUs or a combination of the two.

             3.4 Prior to paying any Award under the Plan, the Company's independent auditors shall review the calculation of the Company's Adjusted Net Income with respect to the applicable performance year and the Committee shall certify, in writing, that the performance goal was met within the meaning of the Code and the Regulations and that the amount of the Awards to any Participant does not exceed the limitation under Section 3.2. Subject to Section 6 of this Plan, payments of an Award, if any, under the Plan with respect to any year, shall be made between January 1 and March 15 of the calendar year following the applicable performance year, and as soon as practicable after the Committee certifies that the performance goals have been met.

4.       Administration

         The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of
Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

         Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an "outside director" within the meaning of Section 162(m) of the Code and the Regulations.

5.       Eligibility

         Payments of Awards with respect to any year may be made under the Plan only to a person who was a Participant during all or part of such year.

6.       Deferral of Award in the Form of an Annual Bonus

         Each Participant may elect by written notice delivered to the Company at the time and in the form required by the Company to defer payment of all or any portion of an Award that is in the form of an Annual Bonus the Participant might earn with respect to a year, all in accordance with the Code and the Regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between the Company and the Participant or in any deferred compensation plan maintained by the Company.

7.       Effectiveness of the Plan

         The Plan shall become effective upon approval by the Board, subject to the affirmative vote of a majority of the votes cast at the Company's 2009 Annual Meeting of Stockholders, and shall remain in effect until such time as it is terminated by the Committee. The Plan and shall apply to the Annual Bonuses payable to each Participant in respect of 2009 and thereafter.

8.       Termination and Amendment

         The Plan shall continue in effect until terminated by the Committee. The Committee may at any time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations.

9.       Withholding

         The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

10.      Separability

         If any of the terms or provisions of this Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if this Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

11.      Non-Exclusivity of the Plan

         Neither the adoption of the Plan by the Committee or the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options, RSUs, or other stock-based awards, the payment of cash in an annual or long-term incentive arrangement or otherwise, or the payment or providing of other benefits outside of the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The payment or provision of certain of such incentive arrangements and benefits may or may not be deductible by the Company. None of the provisions of this Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

12.      Beneficiaries

         Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant's death, any payments of Awards in the form of an Annual Bonus remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts of Awards in the form of an Annual Bonus remaining to be paid under the Plan shall be paid to the Participant's estate.

13.      Governing Law

         The Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

14.      Compliance with IRC Section 409A

         The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant's termination of employment the Participant is a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant's termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, nor the Committee, nor any of Company's or its subsidiaries' employees or representatives, shall have any liability to Participants with respect to this section.